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                                     ECOLAB
                               MIRROR SAVINGS PLAN

                         FIRST DECLARATION OF AMENDMENT


Pursuant to Section 1.3 of the Ecolab Mirror Savings Plan ("Plan") and Section
5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans which is incorporated into the Plan by reference ("Administrative Document"), the Company amends the Plan as set forth below.

1. Subsections (1) and (2) of Section 6.1 of the Plan are hereby amended to read as follows:

          "(1) HYPOTHETICAL INVESTMENT FUND FOR MATCHING CONTRIBUTIONS. The Company has designated the Ecolab Stock Fund under the Savings Plan as the Hypothetical Investment Fund for Matching Contributions. Matching Contributions shall be deemed to have been invested in the Ecolab Stock Fund for purposes of crediting earnings and losses to the portion of the Executive's Account which is attributable to Matching Contributions. Earnings on any amounts deemed to have been invested in the Ecolab Stock Fund shall be deemed to have been reinvested in the Ecolab Stock Fund.

          (2) HYPOTHETICAL INVESTMENT FUNDS FOR EXECUTIVE DEFERRALS. The Hypothetical Investment Funds for purposes of the portion of an Executive's Account which is attributable to his Executive Deferrals shall be those same Investment Funds designated by the Company from time to time under the Savings Plan. Each Executive (or his Death Beneficiary) shall be deemed to have elected one or more Hypothetical Investment Funds in which his Executive Deferrals are deemed to have been invested for purposes of crediting earnings and losses to the portion of the Executive's Account which is attributable to Executive Deferrals. The Executive's or Death Beneficiary's deemed election of Hypothetical Investment Funds hereunder shall be based on the Executive's or Death Beneficiary's investment election (or default election) under the Savings Plan, as in effect from time to time. The Company may deem an Executive's Executive Deferrals to have been invested in the Hypothetical Investment Fund deemed elected by the Executive, if any, or may instead, in its sole discretion, deem such Executive Deferrals to have been invested in one or more Hypothetical Investment Funds selected by the Company. Earnings on any amounts deemed to have been invested in any Hypothetical Investment Fund shall be deemed to have been reinvested in such Hypothetical Investment Fund. Notwithstanding the foregoing, any Executive who is subject to Section 16(b) of the Securities Exchange Act of 1934 shall not be deemed to have directed any Executive Deferrals to the Ecolab Stock Fund and may make a separate election to have such Executive Deferrals which would otherwise have been deemed to be invested in the Ecolab Stock Fund deemed invested in one or more of the other Hypothetical Investment Funds. An Executive

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     shall be deemed, on the day prior to becoming subject to Section 16(b) or at such other time as he is subject to Section 16(b), to have elected to have Executive Deferrals then deemed to be invested in the Ecolab Stock Fund invested in the Hypothetical Investment Fund known as the Fidelity Retirement Money Market Portfolio unless another permitted election is in place."

2.   This amendment to the Plan shall be effective as of January 1, 1995.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal affixed, this 27th day of September, 1995.



                              ECOLAB INC.
  (Seal)
                              By: /s/ Michael E. Shannon
                                  ---------------------------
                                  Michael E. Shannon
                                  Vice Chairman, Chief Financial and
                                  Administrative Officer


Attest: /s/ Kenneth A. Iverson
        ---------------------------
        Kenneth A. Iverson
        Vice President and Secretary

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